EX-28.h.12

EXPENSE LIMITATION AGREEMENT

BRIDGEWAY FUNDS, INC.

EXPENSE LIMITATION AGREEMENT, effective as of October 7, 2024, by and between BRIDGEWAY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”) and BRIDGEWAY FUNDS, INC. (the “Corporation”) a Maryland corporation, on behalf of the funds listed on Exhibit A (each, a “Fund”).

WITNESSETH:

WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open end management company of the series type, and each Fund is a separate series of the Corporation; and

WHEREAS, the Corporation and the Adviser have entered into a Management Agreement, pursuant to which the Adviser renders investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Corporation and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1.

APPLICABLE EXPENSE LIMIT. To the extent that the other expenses incurred by a Fund in any fiscal year (i.e., the expenses deducted from a Fund’s assets or charged to shareholder accounts that are not management fees or distribution and/or service (12b-1) fees) (but excluding interest, taxes, dividend expense on short sales, interest expense relating to short sales, other borrowing costs, expenses related to class action claims, contingent expenses related to tax reclaim receipts, reorganization expenses and extraordinary expenses) (“Other Expenses”), exceed the Other Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. The amount of expenses deducted from the Fund’s assets are the amounts shown as expenses in the Fund’s statement of operations (e.g., acquired fund fees and expense are not considered such expenses).

1.2.

OTHER EXPENSE LIMIT. The Other Expense Limit in any fiscal year shall be an amount that is a percentage of the average daily net assets of each Fund at an annual rate as described in Exhibit A, or such other annual rate as may be agreed to in writing by the parties. The parties hereby agree that Other Expense Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

1.3.

METHOD OF COMPUTATION. Daily, an accrual is recorded by the Fund’s accounting agent to reflect an expense waiver for accrued Other Expenses which on an annualized basis would exceed the Other Expense Limit in an amount sufficient to reduce the annualized Other Expenses to an amount which does not exceed the Other Expense Limit. On a monthly basis the accounting agent reviews to ensure that the fiscal year to date Other Expenses net of the waivers do not exceed the Other Expense Limit and adjusts the accrued waivers as needed.

1.4.

YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.	EXPENSE REIMBURSEMENTS.

2.1.

REIMBURSEMENT. If in any fiscal year and in which the Management Agreement is still in effect, the estimated Other Expenses for the fiscal year are less than the Other Expense Limit for that year, subject to quarterly review by the Corporation’s Board of Directors as provided in Section 2.2 below, the Adviser shall be entitled to reimbursement by a Fund, in whole or in part as provided below, of the payments remitted by the Adviser to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all payments remitted by the Adviser to a Fund, pursuant to Section 1 hereof, less any reimbursement previously paid by such Fund to the Adviser, pursuant to Sections 2.3 or 2.4 hereof, with respect to such waivers, reductions, and payments; provided, however, that no Reimbursement Amount shall be paid at a date more than three (3) years after the date when the Adviser reimbursed other expenses to a Fund for the corresponding Excess Amount pursuant to Section 1. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, but not limited to, interest accruable on the Reimbursement Amount.

2.2.	BOARD REVIEW. The Corporation’s Board of Directors shall review any payment of reimbursements on a quarterly basis.

2.3.

METHOD OF COMPUTATION. Subject to the limitations set forth in Section 2.1, to determine a Fund’s payments, if any, to reimburse the Adviser for all or any portion of the Reimbursement Amount, each fiscal year the Other Expenses for each Fund shall be annualized as of the last day of the fiscal year. If the annualized Other Expenses for any fiscal year are less than the Other Expense Limit for that Fund for that year, a Fund shall pay to the Adviser an amount sufficient to increase the annualized Other Expenses to an amount no greater than the Other Expense Limit for that year, provided that such amount paid to the Adviser will not exceed the total Reimbursement Amount.

2.4.

YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Other Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Other Expense Limit.

3.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and then unless this Agreement is terminated earlier as provided below, from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Corporation who (i) are not “interested persons” of the

Corporation or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Directors”), provided however, that the reimbursements described in Section 2 will not continue to accrue for more than three years after the date when the Adviser reimbursed other expenses to a Fund for the corresponding Excess Amount pursuant to Section 1. In order to terminate the Agreement, the Adviser must give at least 30 days’ prior written notice to the Corporation prior to the end of the period listed on Exhibit A or the end of the annual renewal. Regardless of any other termination provisions, the provisions contained in Section 2 of this Agreement relating to the reimbursement of the Adviser for expense reimbursements previously made by the Adviser on behalf of the Fund shall survive the termination of the Agreement.

4.	MISCELLANEOUS.

4.1.

CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.

INTERPRETATION. Nothing herein contained shall be deemed to require the Corporation or a Fund to take any action contrary to the Corporation’s Articles of Incorporation or Amended and Restated By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Corporation’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Fund.

4.3.

DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

BRIDGEWAY FUNDS, INC.

By: /s/ Linda Giuffre

Name: Linda Giuffre

Title: President

BRIDGEWAY CAPITAL MANAGEMENT, LLC

By: /s/ Von Celestine

Name: Von Celestine

Title: Head of Finance and Talent

EXHIBIT A

to the Expense Limitation Agreement between

BRIDGEWAY FUNDS, INC. and

BRIDGEWAY CAPITAL MANAGEMENT, LLC

Effective through November 1, 2025;

NAME OF FUND	OTHER EXPENSE LIMITATION FOR FUND

Global Opportunities Fund Class N	0.25%

A-1